Exhibit 8






        [FORM OF TAX OPINION TO BE DELIVERED BY SASM&F TO
                THE COMPANY AT THE EFFECTIVE TIME]



                                   ___________ ___, 1996


Ideon Group, Inc.
7596 Centurion Parkway
Jacksonville, Floria 32256

     Re:  Merger of IG Acquisition Corp., a wholly-owned
          subsidiary of CUC International Inc., with and into
          Ideon Group, Inc.
          ---------------------------------------------------


Ladies and Gentlemen:


          We have acted as counsel to Ideon Group, Inc., a Delaware corporation ("Ideon"), in connection with the merger (the "Merger") of IG Acquisition Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of CUC International Inc., a Delaware corporation ("CUC"), with and into Ideon with Ideon surviving as a wholly-owned subsidiary of CUC, pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of April 19, 1996 by and among Ideon, CUC and Sub (the "Merger Agreement"). This opinion is being furnished to you pursuant to
Section 9.2(iv) of the Merger Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Joint Proxy Statement and Prospectus relating to the Merger, dated June 28, 1996
(the "Proxy Statement-Prospectus").

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement-Prospectus, and such other documents as we have deemed relevant for purposes of this opinion. In addition, as to certain facts material to our opinion, we



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Ideon Group, Inc.
__________ ___, 1996
Page 2



have relied upon statements and representations of officers of Ideon, CUC and others. Our opinion is conditioned on, among other things, the accuracy and completeness as of the Effective Time, of such facts, information, covenants and representations referred to above.

          We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In rendering our opinion, we have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect and (B) as described in the Proxy Statement-Prospectus and (ii) the Merger qualifies as a statutory merger under the laws of the State of Delaware. A change in any of the facts set forth or assumed herein could affect our conclusions.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the United States Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

Ideon Group, Inc.
__________ ___, 1996
Page 3



                             Opinion
                             -------

          Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

          1. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Ideon, CUC and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by Ideon, CUC or Sub as a result of the Merger;

          3. No gain or loss will be recognized by the shareholders of Ideon upon the exchange of their Shares solely for shares of Buyer Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Buyer Common Stock;

          4. The tax basis of the Buyer Common Stock received by a holder of Shares in the Merger will be the same as the tax basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Buyer Common Stock for which cash is received); and

          5.   The holding period for shares of Buyer Common
Stock received in exchange for Shares pursuant to the Merger will include the holding period of the Shares exchanged therefor, provided such Shares were held as capital assets by the shareholder at the Effective Time.



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Ideon Group, Inc.
__________ ___, 1996
Page 4



          We express no opinion with respect to the matters addressed in this opinion other than as set forth above. This opinion is provided solely for the use of Ideon (in connection with Section 9.2(iv) of the Merger Agreement), and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent in each instance; provided, however, that this opinion may be referred to in the
- --------  -------
sections of the Proxy Statement-Prospectus entitled "The Merger-- Certain Federal Income Tax Considerations." This opinion may not be relied upon or otherwise used by either CUC or Sub.

                                   Very truly yours,



                                   /s/ Skadden, Arps, Slate, Meagher & Flom

                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM